Exhibit 99.2

                 Glacier Water Purchases Water Island

                 Glacier Water Purchases Water Island

    VISTA, Calif.--(BUSINESS WIRE)--Oct. 7, 2003--Glacier Water Services Inc. (AMEX: HOO) announced today that it has consummated the previously disclosed agreement to acquire Water Island Inc.
    Brian McInerney, chief executive officer of Glacier Water, said, "We are pleased to announce that we have completed the acquisition of Water Island. We are working aggressively to integrate Water Island into our operations. The acquisition will improve our ability to better service our customers in the Midwest, expand our geographic reach and drive financial improvement."
    Water Island, a privately held corporation with headquarters in Indianapolis and revenues of approximately $10,000,000, operates over 1,300 water vending machines in 10 states concentrated mainly in the Midwest. With the acquisition of Water Island, Glacier will operate nearly 15,000 machines in 39 states throughout the United States. Glacier is the leader in the water-vending industry providing high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations.
    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the company which involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K for the year ended Dec. 29, 2002.

    CONTACT: Glacier Water
             W. David Walters, 760-560-1111